Schedule 13D -- Information to Be Included in Statements Filed Pursuant to Rule 13d-1(a) and Amendments Thereto Filed Pursuant to Rule 13d-2(a)

SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 SCHEDULE 13D
Under the Securities Exchange Act of 1934 (Amendment No. --)*
(Name of Issuer) Denia Enterprises Inc.
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(Title of Class of Securities) COMMON
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(CUSIP Number) 248314 10 6
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(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)
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(Date of Event Which Requires Filing of This Statement) December 28, 2008

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box.[ ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. .............................................................................................................
___________________________________________________________________________________ (1) Names of reporting persons... James Michael Ator

(2) Check the appropriate box if a member of a group (see instructions)......................
(a).........................................................................................................
(b).........................................................................................................

(3) SEC use only ......................................................................................
(4) Source of funds (see instructions) .PF
(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)....
(6) Citizenship or place of organization. USA............................................................
___________________________________________________________________________ Number of shares beneficially owned by each reporting person with:.....5,000,000
____________________________________________________________ (7)Sole Voting Power.....10,000,000
____________________________________________________________ (8)Shared Voting Power.........................................................
____________________________________________________________ (9)Sole Dispositive Power.......................................................
____________________________________________________________ (10)Shared Dispositive Power...................................................
(11)Aggregate Amount Beneficially Owned by Each Reporting Person....10,000,000
(12)Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
(13)Percent of Class Represented by Amount in Row (11).....73.9%

(14)Type of Reporting Person (See Instructions)...HC,IN...............................................
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